FINANCIAL HIGHLIGHTS
             At and for the Years Ended December 31,


                                           1997          1996           1995
Revenue and income                    $5,385,000    $4,449,000     $7,434,000
Operating expenses                     1,978,000     1,523,000      1,886,000
Income before income taxes             3,407,000     2,926,000      5,548,000
Income taxes                             957,000       887,000      2,190,000
Net income                            $2,450,000    $2,039,000     $3,358,000

Earnings per share - basic                  $.95           $.80         $1.31
Earnings per share - diluted                $.93           $.78         $1.29

Assets:
  Current assets                      $6,115,000     $5,984,000    $9,901,000
   Investment in First Ind.Corp       32,406,000     29,746,000    27,549,000
          All other                    2,455,000      2,482,000     1,276,000
                                       ---------      ---------     ---------
     Total assets                    $40,976,000    $38,212,000   $38,726,000

Shareholders' equity                 $32,963,000    $31,236,000   $29,498,000

Return on revenue and income               45.5%          45.8%        45.2%
Return on average assets                    6.2%           5.3%         8.6%
Return on average shareholders' equity      7.6%           6.7%        12.0%
Book value per share                     $12.85         $12.22        $11.56


All per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.







SHAREHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Shareholders
will be held  Wednesday, April 22,
1998 at 9:00 a.m. EST at
First Indiana Plaza, 7th Floor
Conference Center,
135 N. Pennsylvania St.,
Indianapolis, Indiana


Capital Stock
The Somerset Group, Inc. stock is
traded on the NASDAQNational
Market System under the symbol
"SOMR"
Registrar and Transfer Agent
Harris Trust and Savings Bank
311 West Monroe Street, 11th Floor
Chicago, Illinois 60606
800/573-4048


Independent Auditors
KPMG Peat Marwick LLP
Indianapolis, Indiana
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